Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE RECEIVES

STAFF DETERMINATION NOTICE FROM NASDAQ

SAN DIEGO – December 21, 2009 – Overland Storage, Inc. (Nasdaq: OVRLD) announced today that on December 15, 2009 it received the expected written notification (the “Staff Determination”) from The Nasdaq Stock Market, Inc. (“Nasdaq”) that because the company has not regained compliance with the minimum market value of publicly held shares (“MVPHS”) of $15 million requirement set forth in Nasdaq Listing Rule 5450(b)(1)(C) by the December 14, 2009 expiration of the 90-day compliance period for this requirement, the company’s common stock would be delisted from The Nasdaq Global Market unless the company requests an appeal of this determination to a Nasdaq Hearings Panel (the “Panel”) no later than 4:00 p.m. Eastern Time on December 22, 2009.

On December 18, 2009, the company requested such an appeal, which request automatically delayed the delisting of the company’s common stock at least until the Panel issues a decision. The Panel has the discretion to grant the company an exception for up to 180 days after the Nasdaq Staff’s initial delisting decision to regain compliance with the continued listing standards of The Nasdaq Global Market. The company can provide no assurance that the Panel will grant the company such an exception.

About Overland Storage

Overland Storage provides affordable end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere-across networked storage, media types, and multi-site environments. Overland Storage products include award-winning NEO SERIES® and ARCvault® tape libraries, REO SERIES® disk-based backup and recovery appliances with VTL capabilities, Snap Server® NAS appliances, and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Overland, Overland Storage, REO Series, REO, NEO Series, ARCvault, ULTAMUS and Snap Server are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, CFO

Email: kkalbfleisch@overlandstorage.com

Direct +1.858.495.4211

Patricia Workman, Director, Investor Relations

Email: pworkman@overlandstorage.com

Mobile +1.510.386.6558

Direct +1.858.495.4137